EURAMAX HOLDINGS, INC.
SECOND QUARTER 2013 FINANCIAL RESULTS

Norcross, Georgia, August 9, 2013 – Euramax Holdings, Inc., a leading international producer of metal and vinyl products sold to the residential repair and remodel, commercial construction and recreational vehicle (RV) markets primarily in North America and Europe, today announced financial results for the second quarter of 2013. Net sales, operating income, and adjusted EBITDA for the second quarter of 2013 were $229.9 million, $9.9 million, and $20.8 million, respectively. Net sales, operating income, and adjusted EBITDA for the first half of 2013 were $402.4 million, $2.5 million, and $26.1 million, respectively.

President and CEO Mitchell B. Lewis commented, “We are pleased with our strong operating performance for the second quarter of 2013 which included increases in net sales, operating income and adjusted EBITDA compared to the prior year quarter. Operating results benefited from the release of pent up demand in our U.S. Residential Products Segments resulting from longer and more severe winter weather conditions during the 1st quarter of 2013. Broader improvements in the North American residential repair and remodel sector also contributed to higher demand from distributors of our roof drainage products and for our vinyl window and patio offerings. Our European segments were able to achieve marginal increases in net sales, despite continued market challenges, as a result of successful ongoing business development initiatives."

Second Quarter 2013 Financial Summary

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Net sales increased $6.1 million, or 2.7%, to $229.9 million in the second quarter of 2013 compared to $223.8 million in the second quarter of 2012. Total net sales for the Company's U.S. and European segments increased $5.1 million and $1.0 million, respectively, over the prior year quarter. Net sales in the U.S. Residential Products Segment increased due to higher demand for products in both the home center and distributor markets. Sales of these products benefited from the release of pent up demand resulting from longer and more severe winter weather conditions during the 1st quarter of 2013. Improvements in net sales of our vinyl window and patio offerings were driven by broader recovery in the residential repair and remodel sector. Increases in net sales were offset by lower selling prices in the U.S. Commercial Products segment associated with declines in metal raw material costs. Despite lower end market demand in Western Europe, net sales for the Company's European segments increased over the prior year quarter. These increases reflect higher demand for specialty coated coils and panels used in architectural and industrial projects as a result of ongoing business development initiatives primarily in emerging markets. Foreign currency translation did not have a significant impact on net sales during the quarter.

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Income from operations increased $1.8 million to $9.9 million in the second quarter of 2013 compared to $8.1 million for the second quarter of 2012. Income from operations increased primarily as a result of higher demand in the U.S. Residential Products segment and due to customer and product profitability initiatives in Europe. These increases, were partially offset by net sales declines in the U.S. Commercial Products segment. Income from operations in the second quarter of 2013 was also negatively impacted by non-recurring other operating charges totaling $1.1 million, compared to $0.9 million recorded in the second quarter of 2012. Other operating charges in the second quarter of 2013 were primarily related to restructuring initiatives in the European Engineered Products segment including the relocation from multiple plant facilities in the UK into one operating location.

•
Adjusted EBITDA is a significant operating measure used by the Company to measure its operating performance and liquidity. Adjusted EBITDA was $20.8 million in the second quarter of 2013 compared to $19.2 million in the second quarter of 2012, an increase of $1.6 million, or 8.3%.

Conference Call
The Company will host an investor conference call regarding its second quarter 2013 financial results at 2:00 p.m. Eastern Time on Tuesday, August 13, 2013. The call can be accessed through the following dial-in numbers: US/Canada: 866-952-1907; International: 785-424-1826: Conference ID: Euramax Financial Results Call. A replay of the conference call will be available through Tuesday, August 27, 2013. The replay may be accessed using the following dial-in information: US: 800-723-0479; International: 402-220-2650.

Contact Information
Euramax Holdings, Inc.
R. Scott Vansant, (770) 449-7066
Senior Vice President and Chief Financial Officer
Email: svansant@euramax.com

Forward Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements related to plans for future business development activities, anticipated costs of revenues, product mix, research and development and selling, general and administrative activities, and liquidity and capital needs and resources. When used in this report, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which only speak as of the date of this press release. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.
GAAP Versus Non-GAAP Presentation
The Company presents Adjusted EBITDA in this press release as additional information regarding the Company’s operating results. Adjusted EBITDA is defined as net loss plus (i) provision (benefit) for income taxes, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance. The Company’s calculation of Adjusted EBITDA is consistent with the calculation of Consolidated Cash Flow in the Indenture governing the Notes, excluding certain pro forma items. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the U.S., and should not be considered an alternative to net income as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity.
The Company believes Adjusted EBITDA is helpful to investors in highlighting trends because Adjusted EBITDA excludes the results of certain decisions of operating management that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The Company also believes Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors use Adjusted EBITDA, among other things, to assess the Company’s period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
A reconciliation of the Company’s Adjusted EBITDA to net income (loss) is included in the supplemental information attached to this release.

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 28, 2013	December 31, 2012
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$5,101	$10,024
Accounts receivable, less allowances of $2,439 and $2,751, respectively	106,664	73,876
Inventories, net	100,998	89,294
Income taxes receivable	1,198	1,527
Deferred income taxes	905	907
Other current assets	6,568	4,789
Total current assets	221,434	180,417
Property, plant and equipment, net	130,831	141,208
Goodwill	197,126	199,375
Customer relationships, net	47,119	54,589
Other intangible assets, net	7,373	7,475
Deferred income taxes	85	68
Other assets	9,726	11,290
Total assets	$613,694	$594,422
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable, including cash overdrafts of $5,144 and $0, respectively	$80,920	$55,883
Accrued expenses and other current liabilities	27,228	30,667
Accrued interest payable	9,006	9,017
Current portion of long-term debt	3,333	—
Deferred income taxes	835	847
Total current liabilities	121,322	96,414
Long-term debt	539,869	516,674
Deferred income taxes	20,350	20,419
Other liabilities	46,432	46,907
Total liabilities	727,973	680,414
Shareholders’ deficit:
Common stock	189	189
Additional paid-in capital	723,431	721,869
Accumulated loss	(848,527)	(818,855)
Accumulated other comprehensive income	10,628	10,805
Total shareholders’ deficit	(114,279)	(85,992)
Total liabilities and shareholders’ deficit	$613,694	$594,422

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Three months ended		Six months ended
	June 28, 2013	June 29, 2012	June 28, 2013	June 29, 2012
Net sales	$229,861	$223,792	$402,406	$422,475
Costs and expenses:
Cost of goods sold (excluding depreciation and amortization)	190,461	185,135	339,631	351,700
Selling and general (excluding depreciation and amortization)	19,940	21,039	39,380	43,920
Depreciation and amortization	8,450	8,633	17,043	17,314
Other operating charges	1,126	920	3,900	1,762
Income from operations	9,884	8,065	2,452	7,779
Interest expense	(13,854)	(13,861)	(27,452)	(27,397)
Other income (loss), net	2,111	(8,863)	(4,234)	(2,819)
Loss before income taxes	(1,859)	(14,659)	(29,234)	(22,437)
(Benefit) provision for income taxes	(303)	933	438	1,275
Net loss	$(1,556)	$(15,592)	$(29,672)	$(23,712)

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six months ended
	June 28, 2013	June 29, 2012
Net cash used in operating activities	$(33,383)	$(21,387)
Cash flows from investing activities:
Proceeds from sales of assets	2,186	1,233
Capital expenditures	(4,958)	(2,647)
Net cash used in investing activities	(2,772)	(1,414)
Cash flows from financing activities:
Net borrowings on ABL Credit Facility	22,953	17,635
Changes in cash overdrafts	5,144	3,027
Net borrowings on Dutch Revolving Credit Facility	3,333	—
Debt issuance costs	(175)	(47)
Net cash provided by financing activities	31,255	20,615
Effect of exchange rate changes on cash	(23)	(240)
Net decrease in cash and cash equivalents	(4,923)	(2,426)
Cash and cash equivalents at beginning of period	10,024	14,327
Cash and cash equivalents at end of period	$5,101	$11,901

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(in thousands)
(unaudited)

Reconciliation of net loss to Adjusted EBITDA is as follows:

	Three months ended		Six months ended
	June 28, 2013	June 29, 2012	June 28, 2013	June 29, 2012
Net loss	$(1,556)	$(15,592)	$(29,672)	$(23,712)

Add:
Interest expense	13,854	13,861	27,452	27,397
Depreciation and amortization (a)	8,450	8,845	17,043	17,643
(Benefit) provision for income taxes	(303)	933	438	1,275

Adjustments:
Other loss (income), net (b)	(2,111)	8,863	4,234	2,819
Plant closure, severance, relocation and one-time compensation costs	1,447	863	2,960	1,204
Stock compensation expense	794	773	1,562	1,527
Long term incentive plan	172	557	487	1,113
Non-recurring consulting, legal and professional fees	28	57	43	558
Loss on asset held for sale (c)	—	—	1,594	—
Adjusted EBITDA	$20,775	$19,160	$26,141	$29,824

(a)
Depreciation and amortization for the first half of 2012 included amortization attributable to royalty payments under a minimum purchase agreement entered into in connection with our acquisition of a product line in 2005, which was being recognized in net sales. The royalty agreement was fully amortized as of September 28, 2012.

(b)
Other (income), net for the quarter ended June 28, 2013 is primarily comprised of translation gains of approximately $(2.2) million on intercompany obligations, offset by losses of $0.1 million on forward foreign currency contracts. Other loss, net for the six months ended June 28, 2013 is primarily comprised of translation losses of approximately $4.8 million on intercompany obligations, offset by gains of $(0.5) million as a result of favorable legal settlements and $(0.1) million of forward foreign currency contracts. Other loss, net for the three months ended June 29, 2012 included translation losses on intercompany obligations of approximately $9.2 million, offset by gains of $(0.3) million on forward foreign currency contracts. Other loss, net for the six months ended June 29, 2012 included translation losses on intercompany obligations of approximately $3.5 million, partially offset by a $(0.5) million gain on the sale of assets related to the exit of our RV door product line and gains of $(0.1) million on forward foreign currency contracts.

(C)
Loss on assets held for sale for the six months ended June 28, 2013 includes the sale of land and buildings as part of restructuring activities in the European Engineered Products segment related to the consolidation and relocation of multiple plant facilities into one location.